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                                                                    Exhibit 4.10

                      COMMON SECURITIES GUARANTEE AGREEMENT

                           Colonial Capital Trust III

                           Dated as of _____ __, 2002




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                                Table of Contents
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                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

SECTION 1.1       Definitions and Interpretation .........................  1

                                   ARTICLE II
                                    GUARANTEE

SECTION 2.1       Guarantee ..............................................  4
SECTION 2.2       Subordination ..........................................  4
SECTION 2.3       Waiver of Notice and Demand ............................  4
SECTION 2.4       Obligations Not Affected ...............................  4
SECTION 2.5       Rights of Holders ......................................  5
SECTION 2.6       Guarantee of Payment ...................................  5
SECTION 2.7       Subrogation ............................................  5
SECTION 2.8       Independent Obligations ................................  6

                                   ARTICLE III
                    LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 3.1       Limitation of Transactions .............................  6
SECTION 3.2       Ranking ................................................  6

                                   ARTICLE IV
                                   TERMINATION

SECTION 4.1       Termination ............................................  7

                                    ARTICLE V
                                  MISCELLANEOUS

SECTION 5.1       Successors and Assigns .................................  7
SECTION 5.2       Amendments .............................................  7
SECTION 5.3       Notices ................................................  7
SECTION 5.4       Benefit ................................................  8
SECTION 5.5       Governing Law ..........................................  8
SECTION 5.6       Genders ................................................  8
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                      COMMON SECURITIES GUARANTEE AGREEMENT

         This GUARANTEE AGREEMENT (the "Common Securities Guarantee"), dated as of ______ __, 2002, is executed and delivered by The Colonial BancGroup, Inc., a Delaware corporation (the "Guarantor"), for the benefit of the Holders (as defined herein) of Colonial Capital Trust III, a Delaware statutory business trust (the "Issuer").

         WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Declaration"), dated as of ______ __, 2002, among the trustees of the Issuer named therein, the Guarantor, as sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer is issuing on the Closing Date _____ common securities, having an aggregate liquidation amount of $____ designated as the __% Common Securities (the "Common Securities") (and may issue up to $______________ in aggregate liquidation amount of additional Common Securities pursuant to an over-allotment option granted to the underwriters of the Preferred Securities (as defined herein) of the Trust);

         WHEREAS, as incentive for the Holders to purchase the Common Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Common Securities Guarantee, to pay to the Holders the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein; and

         WHEREAS, the Guarantor is also executing and delivering a guarantee agreement (the "Preferred Securities Guarantee") in substantially identical terms to this Common Securities Guarantee for the benefit of the holders of the Preferred Securities, except that if an Event of Default (as defined in the Indenture), has occurred and is continuing, the rights of holders of the Preferred Securities to receive Guarantee Payments under the Preferred Securities Guarantee rank senior and prior in right to the rights of Holders to receive Guarantee Payments under this Common Securities Guarantee.

         NOW, THEREFORE, in consideration of the purchase by each Holder, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Preferred Securities Guarantee for the benefit of the Holders.

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

         SECTION 1.1       Definitions and Interpretation

         In this Common Securities Guarantee, unless the context otherwise requires:

         (a) capitalized terms used in this Common Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;

         (b) any capitalized term not defined in either the preamble above or this Section 1.1 shall have the respective meaning assigned to it in the Declaration in effect as of the date hereof;


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         (c)    a term defined anywhere in this Common Securities Guarantee has the same meaning throughout;

         (d) all references to "the Common Securities Guarantee" or "this Common Securities Guarantee" are to this Common Securities Guarantee as modified, supplemented or amended from time to time;

         (e) all references in this Common Securities Guarantee to Articles and Sections are to Articles and Sections of this Common Securities Guarantee, unless otherwise specified;

         (f) a term defined in the Trust Indenture Act of 1939, as amended, has the same meaning when used in this Common Securities Guarantee, unless otherwise defined in this Common Securities Guarantee or unless the context otherwise requires; and

         (g)    a reference to the singular includes the plural and vice versa.

         "Affiliate" has the same meaning as given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

         "Authorized Officer" of a Person means any executive officer, president, vice-president, assistant vice-president, treasurer, assistant treasurer, secretary, assistant secretary or other officer of such Person generally authorized to bind such Person.

         "Business Day" means any day other than Saturday, Sunday or any other day on which commercial banking institutions in The City of New York are permitted or required by applicable law, regulation or executive order to close.

         "Closing Date" means the "Closing Time" and each "Date of Delivery" as defined in the Purchase Agreement.

         "Covered Person" means any Holder or beneficial owner of Common Securities.

         "Debentures" means the __% Junior Subordinated Debentures due 2032 issued by the Guarantor to the Issuer.

         "Event of Default" means a default by the Guarantor on any of its payment or other obligations under this Common Securities Guarantee.

         "Guarantee Payments" means the following payments or distributions, without duplication, with respect to the Common Securities, to the extent not paid or made by the Issuer: (i) any accrued and unpaid Distributions (as defined in the Declaration) that are required to be paid on such Common Securities, to the extent the Issuer shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the "Redemption Price"), to the extent the Issuer has funds available therefor, with respect to any Common Securities called for redemption by the Issuer, and
(iii) upon dissolution of the Issuer (other than in connection with the distribution of Debentures to the Holders or the redemption of all of the Common Securities as provided in the Declaration), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Common

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Securities to the date of payment, to the extent the Issuer shall have funds available therefor, and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "Liquidation Distribution"). If an event of default under the Indenture has occurred and is continuing, the rights of holders of the Preferred Securities to receive payments under the Preferred Securities Guarantee Agreement rank senior and prior in right to the rights of Holders to receive Guarantee Payments (as defined in the Preferred Securities Guarantee).

         "Holder" means any holder, as registered on the books and records of the Issuer, of any Common Securities.

         "Indenture" means the Indenture dated as of _____ __, 2002, as supplemented by the First Supplemental Indenture, dated _____ __, 2002 (the "First Supplemental Indenture"), each between the Guarantor (the "Debenture Issuer") and The Bank of New York, as trustee, and any indenture supplemental thereto pursuant to which certain subordinated debt securities of the Debenture Issuer are to be issued to the Institutional Trustee of the Issuer.

         "Officers' Certificate" means, with respect to any Person, a certificate signed by two Authorized Officers of such Person. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Common Securities Guarantee shall include:

         (a) a statement that each Authorized Officer signing the Officers' Certificate has read the covenant or condition and the definition relating thereto;

         (b) a brief statement of the nature and scope of the examination or investigation undertaken by each Authorized Officer in rendering the Officers' Certificate;

         (c) a statement that each such Authorized Officer has made such examination or investigation as, in such Authorized Officer's opinion, is necessary to enable such Authorized Officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

         (d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

         "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

         "Preferred Securities" means the preferred securities of the Issuer having an aggregate liquidation amount of up to $_______, designated as the __% Preferred Securities.

         "Purchase Agreement" means the Purchase Agreement for the offer and sale of Preferred Securities in the form of Exhibit B to the Declaration.

         "Trust Securities" means the Common Securities and the Preferred Securities.

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                                   ARTICLE II

                                    GUARANTEE

         SECTION 2.1    Guarantee

         The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

         SECTION 2.2    Subordination

         If (a) an Event of Default or (b) an event of default under the Indenture has occurred and is continuing, the rights of Holders to receive Guarantee Payments under this Common Securities Guarantee are subordinated to the rights of holders of Preferred Securities to receive Guarantee Payments (as defined in the Preferred Securities Guarantee) under the Preferred Securities Guarantee.

         SECTION 2.3    Waiver of Notice and Demand

         The Guarantor hereby waives notice of acceptance of this Common Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         SECTION 2.4    Obligations Not Affected

         The obligations, covenants, agreements and duties of the Guarantor under this Common Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Common Securities to be performed or observed by the Issuer;

         (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Common Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Common Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Debentures or any extension of the maturity date of the Debentures permitted by the Indenture);

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        (c) any failure, omission, delay or lack of diligence on the part of the
Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Common Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

        (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

        (e) any invalidity of, or defect or deficiency in, the Common
Securities;

        (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

        (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.4 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

        There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

        SECTION 2.5     Rights of Holders

        The Guarantor expressly acknowledges that any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Common Securities Guarantee without first instituting a legal proceeding against the Issuer or any other Person.

        SECTION 2.6     Guarantee of Payment

        This Common Securities Guarantee creates a guarantee of payment and not of collection. This Common Securities Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts therefor paid by the Issuer).

        SECTION 2.7     Subrogation

        The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Common Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Common Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Common Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

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         SECTION 2.8    Independent Obligations

         The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Common Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Common Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 2.4 hereof.

                                  ARTICLE III

                    LIMITATION OF TRANSACTIONS; SUBORDINATION

         SECTION 3.1    Limitation of Transactions

         So long as any Common Securities remain outstanding, if (a) there shall have occurred an Event of Default, (b) there shall have occurred an Event of Default (as defined under the Indenture) or (c) the Guarantor has exercised its option to defer interest payments on the Debentures by extending the interest payment period as provided in Article IV of the First Supplemental Indenture and such period or extension thereof shall be continuing, then (i) the Guarantor shall not declare or pay any dividend on, make any distribution or other payment with respect to, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock (other than (A) repurchases, redemptions or other acquisitions of shares of the Guarantor's capital stock in connection with the satisfaction by the Guarantor of its obligations under any employee benefit plans, (B) as a result of an exchange or conversion of one class or series of the Guarantor's capital stock for another class or series of the Guarantor's capital stock or (C) the purchase of fractional interests in shares of the Guarantor's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged),
(ii) the Guarantor shall not make any payment of interest, principal or premium, if any, on or repurchase or redeem any debt securities issued by the Guarantor that rank pari passu with or junior to the Debentures and (iii) the Guarantor shall not make any guarantee payments with respect to the foregoing (other than pursuant to this Common Securities Guarantee).

         In addition, so long as any Common Securities remain outstanding, the Guarantor (i) will remain the sole direct or indirect owner of all of the outstanding Common Securities; provided that any permitted successor of the Guarantor under the Indenture may succeed to the Guarantor's ownership of the Common Securities, (ii) will not take any action which would cause the Issuer to cease to be treated as a grantor trust for United States federal income tax purposes and (iii) remain a statutory business trust, except in connection with a distribution of Debentures, the redemption of all of the Trust Securities, or mergers, consolidations or amalgamations, each as provided in the Declaration.

         SECTION 3.2    Ranking

         This Common Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, except those made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and with


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any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any Affiliate of the Guarantor, and (iii) senior to the Guarantor's Common Stock; provided that, in accordance with
Section 2.2, this Common Securities Guarantee will rank subordinate and junior in right of payment to the Preferred Securities Guarantee.

                                   ARTICLE IV

                                  TERMINATION

         SECTION 4.1     Termination

         This Common Securities Guarantee shall terminate and be of no further force and effect upon (i) full payment of the amount payable upon redemption of the Common Securities, (ii) upon the distribution of the Debentures to all of the holders of the Preferred Securities or (iii) upon full payment of the amounts payable in accordance with the Declaration upon dissolution of the Issuer. Notwithstanding the foregoing, this Common Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Common Securities or under this Common Securities Guarantee.

                                   ARTICLE V

                                 MISCELLANEOUS

         SECTION 5.1     Successors and Assigns

         All guarantees and agreements contained in this Common Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Common Securities then outstanding. Except in connection with any merger or consolidation of the Guarantor with or into another entity or any sale, transfer or lease of the Guarantor's assets to another entity, each as permitted by the Indenture, the Guarantor may not assign its rights or delegate its obligations under this Common Securities Guarantee without the prior approval of the Holders of at least a Majority in liquidation amount of the Common Securities then outstanding.

         SECTION 5.2     Amendments

         Except with respect to any changes that do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Common Securities Guarantee may only be amended with the prior approval of the Holders of at least a majority in liquidation amount of all the outstanding Common Securities. The provisions of Section 12.2 of the Declaration with respect to meetings of Holders apply to the giving of such approval.

         SECTION 5.3     Notices

         All notices provided for in this Common Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:


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         (a)      If given to the Guarantor, at the Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders):

The Colonial BancGroup, Inc.
One Commerce Street
P.O. Box 1108
Montgomery, Alabama  36101-1108
Attention:  William A. McCrary, Senior Counsel

         (b) If given to any Holder, at the address set forth on the books and records of the Issuer.

         All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

         SECTION 5.4       Benefit

         This Common Securities Guarantee is solely for the benefit of the Holders and is not separately transferable from the Common Securities.

         SECTION 5.5       Governing Law

         This Common Securities Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

         SECTION 5.6       Genders

         The masculine, feminine and neuter genders used herein shall include the masculine, feminine and neuter genders.


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         THIS COMMON SECURITIES GUARANTEE is executed as of the day and year first above written.

                                    THE COLONIAL BANCGROUP, INC., as
                                    Guarantor



                                    By:_________________________________________
                                    Name: W. Flake Oakley
                                    Title: Chief Financial Officer


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